CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Invesco Dynamic Credit Opportunities Fund of our report dated April 28, 2017, relating to the financial statements and financial highlights, which appears in Invesco Dynamic Credit Opportunities Fund’s Annual Report on Form N-CSR for the year ended February 28, 2017. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm”, “Other Service Providers”, “Financial Highlights” and “Senior Securities” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, TX

June 26, 2017